UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2009

GT SOLAR INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-142383	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GT Solar International, Inc. (the “Company”) approved a special payment under the fiscal year 2010 executive incentive program (the “Fiscal 2010 EIP”).  The special payment, which was paid on December 10, 2009, was equal to one-half of each participant’s target bonus opportunity under the Fiscal 2010 EIP.  This special payment will be deducted from the full-year bonus payment for a participant for fiscal year 2010, to be made after the end of fiscal year 2010, as determined in accordance with the Fiscal 2010 EIP and the participant’s participation agreement.  If the special payment is greater than the amount the participant would have received under the Fiscal 2010 EIP, the participant will be entitled to keep the entire special payment.

The table below sets forth the special payment for each of the Company’s named executive officers that received a payment:

Name	Title	Special Payment
Jeffrey J. Ford	Vice President and General Manager, Asia	$41,438
John (Rick) Tattersfield	Vice President and General Manager, PV Equipment	$56,248

On June 17, 2009, our executive management team approved a fiscal year 2010 Management Incentive Program (the “Program”).  The Program is effective for the Company’s fiscal year ending April 3, 2010 (“Fiscal Year 2010”) and is administered by our executive management team.  Our executive management team determines the executives of the Company eligible to participate in the Program.  The amount, if any, payable to each participant shall be determined by our executive management team after the conclusion of Fiscal Year 2010 and following the receipt of the Company’s audited financial statements by its independent accountants.  The bonus payment for a participant will (i) be determined in reference to a target bonus level for such participant calculated as a percentage of the participant’s base salary and specified in a participation agreement between the participant and the Company, and (ii) equal the sum of (A) a financial performance component based on incentive operating income (set forth in each participant agreement) weighted 50%, (B) a financial performance component based on incentive ending cash balance (set forth in each participant agreement) weighted 25% and (C) an MBO component (based upon such participant’s achievement of certain performance objectives) weighted 25%.  The portion of the bonus that is based on achievement of incentive operating income and incentive ending cash balance is calculated as follows: the applicable payment increases linearly so that the participant will receive a 0% payment if the Company achieves 75% or less of the target; a 100% payment if the Company achieves 100% of the target and a 200% payment if the Company achieves 120% or more of the target. Each calculation comprising the bonus is independent of the other; provided that no bonus will be paid if the Company achieves incentive operating income or incentive ending cash balance that is less than 50% of the target incentive operating income or target incentive ending cash balance.  Our executive management team retains discretionary authority to adjust the MBO component of the bonus up or down based upon an evaluation of the participant’s performance and contribution during the year.  The individual performance objectives for such participant are determined by our executive management team upon consultation with the participant and other parties at its discretion.  The Program imposes certain limits on the participant’s bonus payment and in no event shall a participant’s actual bonus payment exceed two times such participant’s target bonus.

On December 7, 2009, the Compensation Committee approved a special payment under the Program. The special payment, which was paid on December 10, 2009, was equal to one-half of each participant’s target bonus opportunity under the Program.  This special payment will be deducted from the full-year bonus payment for a participant for fiscal year 2010, to be made after the end of fiscal year 2010, as determined in accordance with the Program and the participant’s participation agreement.  If the special payment is greater than the amount the participant would have received under the Program, the participant will be entitled to keep the entire special payment.  Richard E. Johnson, our Vice President of Finance and Corporate Controller, is a participant in the Program and received a special payment of $43,313.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Management Incentive Program FY 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ HOIL KIM
Date:	December 11, 2009	Hoil Kim
Vice President, General Counsel and Secretary